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                                                /        OMB APPROVAL          /
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| FORM 3 |          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

       Harris                        R.                            Perry
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        (Last)                      (First)                        (Middle)

                          115 Long Wharf P.O. Box 2000
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                                   (Street)

       Newport                    Rhode Island                       02840
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        (City)                      (State)                           (Zip)


2.  Date of Events Requiring Statement (Month/Day/Year)

           August 28, 1998
           ---------------

3.  IRS or Social Security Number of Reporting Person if an Entity
    (Voluntary)
    -----------

4.  Issuer Name and Ticker or Trading Symbol
      Equivest Finance, Inc. (EQUI)
    ----------------------------------------------------------------------------


5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

    ____ Form Filed by One Reporting Person
     X
    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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

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Common Stock           3,200,000(1)             (1)                (1)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------

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
Explanation of Responses:

(1) R. Perry Harris ("Mr. Harris") is the direct beneficial owner of 3,040,000 Shares and the indirect beneficial owner of 160,000 Shares held by his wife, Karen Harris ("Mrs. Harris"). Mrs. Harris is the direct beneficial owner of 160,000 Shares and the indirect beneficial owner of the 3,040,000 Shares held by Mr. Harris.

**International misstatements or omissions of facts constitute Federal Criminal
  Violations.
           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient,
           See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                              /s/ R. Perry Harris              September 8, 1998
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                                  R. Perry Harris

                            JOINT FILER INFORMATION

Name:                   Karen Harris

Address:                115 Long Wharf
                        P.O. Box 200
                        Newport, RI 02840

Designated Filer:       R. Perry Harris

Issuer &
Ticker Symbol:          Equivest Finance, Inc. (EQUI)

Date of Event
Requiring Statement:    August 28, 1998

Signature:              /s/ Karen Harris
                        ------------------

        This Statement confirms that the undersigned, Karen Harris, has authorized and designated R. Perry Harris to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transacttions in securities of Equivest Finance, Inc. The authority of R. Perry Harris under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Equivest Finance, Inc., unless earlier revoked in writing. The undersigned acknowledges that R. Perry Harris is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities and Exchange Act of 1934.


Date: September 8, 1998

/s/ Karen Harris
-------------------------
Karen Harris